EXHIBIT 3.12

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
PREFERENCES OF THE SERIES D-2 CONVERTIBLE PREFERRED STOCK
OF
BPO MANAGEMENT SERVICES, INC.
FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF DELAWARE
on June 12, 2007

BPO Management Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The Board of Directors of the Corporation, pursuant to a written consent dated August 25, 2008, duly adopted resolutions setting forth proposed amendments to the Certificate of Designation of the Relative Rights and Preferences of the Series D-2 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on June 13, 2007, and amended April 25, 2008, declaring said amendments to be advisable and directing the same to be submitted to the holders of the Series D-2 Convertible Preferred Stock of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, subject to approval of holders of the Series D-2 Convertible Preferred Stock of the Corporation, Section 7 of the Series D-2 Convertible Preferred Stock of the Corporation is deleted in its entirety and is replaced by the following:

“Conversion Restriction.  Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series D Preferred Stock convert shares of the Series D-2 Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder and its affiliates at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time, the number of shares of Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series D Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series D-2 Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.  Notwithstanding the foregoing, these conversion restrictions shall not be applicable to Renaissance Capital Group, Inc. and its affiliates (collectively “Renn”), if Renn so notifies the Company (either in writing or by email) prior to the date of issuance of the securities to which this paragraph is applicable.”

SECOND:  Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, and in lieu of a meeting and vote of such holders, the holders of the Series D-2 Convertible Preferred Stock of the Corporation have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware as also required by the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series D-2 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on June 13, 2007, as amended April 25, 2008, and written notice of the adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every holder of the Series D-2 Convertible Preferred Stock of the Corporation entitled to such notice.

THIRD:  The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BPO MANAGEMENT SERVICES, INC. has caused this Certificate to be executed by its duly authorized officers on this 28th day of August, 2008.

BPO MANAGEMENT SERVICES, INC., a Delaware corporation

By:	/s/ Patrick A. Dolan
Patrick A. Dolan, Chief Executive Officer

By:	/s/ James Cortens
James Cortens, Secretary